Exhibit 99.1

Contact:	Timothy R. Yost
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-4080	Arlington, Virginia 22209
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD REPORTS FIRST-QUARTER DILUTED EARNINGS
PER SHARE OF $0.45 AND 10.8% REVENUE GROWTH
ARLINGTON, VA (April 23, 2008) — The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) today announces financial results for the first quarter ended March 31, 2008. Revenues for the first quarter increased 10.8% to $138.0 million from $124.5 million for the first quarter of 2007. Net income decreased 18.0% to $15.9 million from $19.4 million. Diluted earnings per share for the first quarter of 2008 decreased 10.0% to $0.45 from $0.50 for the first quarter of 2007. Diluted EPS was positively impacted by a shift in the timing of expenses, which is further discussed in the “Outlook for 2008” section below.
Contract Value growth in the first quarter of 2008 was 8.8%, as a result of new client acquisitions, continued cross-sales to existing clients, and new program launches. The average cross-sell ratio was 3.31, reflecting cross-sell ratios of 3.84 in the Company’s large corporate market and 1.49 for middle market customers. Growth from new clients continued to be strong, as experienced over the past two years, and is tracking toward the high end of its target range. This strong growth came from both the traditional larger company market as well as from the middle market. Growth from new programs is tracking toward annual expectations and growth from cross-sales is tracking below its target at this early point in the year.
The Company also announces the second membership program launch of 2008, the Corporate Legal Exchange (CLEX). This program serves legal executives in middle market companies. This launch brings the total number of membership-based programs to 50. Companies joining their first CEB program in the quarter included: Birds Eye Limited; Boston Market Corporation; Fiskar Brands, Inc.; Morningstar, Inc.; Pirelli & C. S.p.A.; and Under Armour, Inc.
Tom Monahan, Chairman and Chief Executive Officer commented, “I’m encouraged by our progress across the first quarter. Contract value growth got off to a solid start, offset by continued overhang from a weaker than expected Q4 2007 and a shift in the seasonality of our renewals. Our performance reflects continuing progress against two of our key priorities: restoring momentum to our North American sales organization and developing products to target new member budgets. At the same time, we have not yet fully realized the results of the sales and service initiatives we are implementing to address our other two priorities: increasing cross-sales at our largest member companies and increasing utilization, especially among new members. These initiatives are just in their early stages and it will take several quarters for the returns to fully materialize. Across the balance of the year, we will remain intensely focused on ensuring that our members and prospective members realize immediate value from our insights and resources — especially as they navigate a very challenging economic environment. We have confidence that we are on the right set of priorities to drive 2008 outcomes and longer-term growth, but we realize that we need very sharp execution given the selling environment that we confront.”

SHARE REPURCHASE
During the quarter ended March 31, 2008, the Company repurchased approximately 940,000 shares of its common stock at a total cost of $37.6 million. Repurchases will continue to be made in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company is funding its share repurchases with cash on hand and cash generated from operations.
OUTLOOK FOR 2008
The following statements summarize the Company’s guidance for 2008. The Company is maintaining its guidance for full year Contract Value growth of 10% to 15%, and annual revenue growth for 2008 of approximately 5%-10%, or $561-$586 million. On a quarterly basis, the Company expects a revenue distribution as follows: Approximately $134-$141 million for the second quarter, $139-$152 million for the third quarter, and $150-$165 million for the fourth quarter of 2008.
The Company is maintaining its guidance range on annual diluted earnings per share for 2008 of $2.06 to $2.22. Reflecting a shift in expense timing for the balance of 2008, the Company expects diluted earnings per share of $0.41 to $0.47 for the second quarter, $0.53 to $0.63 for the third quarter, and $0.64-$0.72 for the fourth quarter. Included in the guidance above is approximately $4.5 million of expense relating to share-based compensation for each remaining quarter of 2008.
The Company expects an EBITDA margin of approximately 24%.
For the full year 2008, the Company expects Depreciation and amortization expense of $22 to $23 million, Other income of approximately $4.0 million, an effective income tax rate of approximately 40.0% and diluted weighted average shares outstanding of approximately 34.25 —34.75 million.
The diluted earnings per share, interest income and weighted average shares outstanding guidance includes only share repurchases made as of March 31, 2008.
NON-GAAP FINANCIAL MEASURE
This press release and the accompanying tables include a discussion of EBITDA, which is a non-GAAP financial measure provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings before Other income, net (primarily comprised of interest income), Income taxes, and Depreciation and amortization. This non-GAAP measure may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Furthermore, we intend to continue to provide this non-GAAP financial measure as part of our future earnings discussions and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting. A reconciliation of this non-GAAP measure to GAAP is provided below.

	Three Months Ended
	March 31,
	2008	2007
Net income	$15,886	$19,370
Other income, net	(698)	(5,915)
Depreciation and amortization	5,562	2,906
Provision for income taxes	10,591	12,125

EBITDA	$31,341	$28,486

We believe that EBITDA is relevant and useful information for our investors. We use this non-GAAP financial measure for internal budgeting and other managerial purposes, when publicly providing our business outlook and as a measurement for potential acquisitions. A limitation associated with EBITDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. Management compensates for these limitations by also relying on the comparable GAAP financial measure of Income from operations, which includes Depreciation and amortization.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to member needs and demands and to anticipate or adapt to market trends, our potential inability to attract and retain a significant number of highly skilled employees, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates or assumptions under FAS No. 123(R), our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, its 2007 Annual Report on Form 10-K. The forward-looking statements in this press release are made as of April 23, 2008, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 4,700 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.

THE CORPORATE EXECUTIVE BOARD COMPANY
Financial Highlights
(In thousands, except per share data)
(Unaudited)

		Three Months Ended
Financial Highlights:	Selected	March 31,
(GAAP, as reported):	Growth Rates	2008	2007
Revenues	10.8%	$138,023	$124,525
Net income	(18.0)%	$15,886	$19,370
Basic earnings per share	(8.0)%	$0.46	$0.50
Diluted earnings per share	(10.0)%	$0.45	$0.50
Weighted average shares outstanding:
Basic		34,728	38,412
Diluted		34,962	39,117

THE CORPORATE EXECUTIVE BOARD COMPANY
Operating Statistic and Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended
	Growth	March 31,
	Rates	2008	2007
Operating Statistic
Contract Value (1) (at period end)	8.8%	$535,943	$492,519

Financial Highlights
Revenues	10.8%	$138,023	$124,525
Cost of services (2)		45,055	44,676

Gross profit		92,968	79,849

Member relations and marketing (2)		41,900	34,246
General and administrative (2)		19,727	17,117
Depreciation and amortization		5,562	2,906

Income from operations	0.8%	25,779	25,580

Other income, net		698	5,915

Income before provision for income taxes		26,477	31,495
Provision for income taxes		10,591	12,125

Net income	(18.0)%	$15,886	$19,370

Basic earnings per share	(8.0)%	$0.46	$0.50
Diluted earnings per share	(10.0)%	$0.45	$0.50

Weighted average shares outstanding
Basic		34,728	38,412
Diluted		34,962	39,117

Percentages of Revenues
Gross profit		67.4%	64.1%
Member relations and marketing		30.4%	27.5%
General and administrative		14.3%	13.7%
Depreciation and amortization		4.0%	2.3%
Income from operations		18.7%	20.5%
EBITDA(3)		22.7%	22.9%

(1) We define “Contract Value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

(2) The following amounts relating to share-based compensation are included in the Statements of Operations above for the three months ended March 31, 2008 and 2007, respectively (in millions): Cost of services, $.9 and $3.3, Member relations and marketing, $(.3) and $1.3 and General and administrative, $2.0 and $2.0.

(3) See “NON-GAAP FINANCIAL MEASURE” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$55,470	$47,585
Marketable securities	36,075	24,153
Membership fees receivable, net	118,063	161,336
Deferred income taxes, net	12,752	12,710
Deferred incentive compensation	13,831	15,544
Prepaid expenses and other current assets	9,369	10,638

Total current assets	245,560	271,966

Deferred income taxes, net	24,393	24,307
Marketable securities	60,800	72,618
Property and equipment, net	106,091	91,904
Goodwill	42,626	42,626
Intangible assets, net	20,691	22,143
Other non-current assets	18,377	19,208

Total assets	$518,538	$544,772

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$54,345	$62,681
Accrued incentive compensation	32,106	31,355
Deferred revenues	335,522	323,395

Total current liabilities	421,973	417,431

Other liabilities	61,963	59,794

Total liabilities	483,936	477,225

Total stockholders’ equity	34,602	67,547

Total liabilities and stockholders’ equity	$518,538	$544,772

THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$15,886	$19,370
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	5,562	2,906
Deferred income taxes	(491)	(1,097)
Share-based compensation	2,583	6,578
Excess tax benefits from share-based compensation arrangements	—	(733)
Amortization of marketable securities premiums (discounts), net	188	(431)
Changes in operating assets and liabilities:
Membership fees receivable, net	43,273	69,013
Deferred incentive compensation	1,713	1,112
Prepaid expenses and other current assets	1,269	(377)
Other non-current assets	831	(1,283)
Accounts payable and accrued liabilities	(1,932)	(21,970)
Accrued incentive compensation	751	2,542
Deferred revenues	12,127	6,504
Other liabilities	2,169	2,033

Net cash flows provided by operating activities	83,929	84,167

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(24,702)	(3,726)
Maturities (purchases) of marketable securities, net	815	(201)

Net cash flows used in investing activities	(23,887)	(3,927)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	100	158
Proceeds from the issuance of common stock under the employee stock purchase plan	403	559
Excess tax benefits from share-based compensation arrangements	—	733
Purchase of treasury shares	(37,614)	(126,401)
Payment of dividends	(15,046)	(15,043)

Net cash flows used in financing activities	(52,157)	(139,994)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,885	(59,754)

Cash and cash equivalents, beginning of period	47,585	171,367

Cash and cash equivalents, end of period	$55,470	$111,613